Exhibit 99.2

REPUBLIC CONTACTS
Media Inquiries:	Will Flower (954) 769-6392
Investor Inquiries:	Tod Holmes (954) 769-2387
Ed Lang (954) 769-3591

REPUBLIC SERVICES, INC. ANNOUNCES ADDITIONAL
$150 MILLION STOCK REPURCHASE
PROGRAM

FORT LAUDERDALE, Fla., October 28, 2002...Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has authorized the repurchase of up to an additional $150 million of its common stock. The stock repurchases may be made in the open market, in privately negotiated transactions or a combination of both. The timing and amounts of any repurchases will be at the discretion of management and will depend on many factors, including the market price of the common stock and overall market conditions.

“Our stock repurchase program continues to be an excellent use of Company resources,” said James E. O’Connor, President and Chief Executive Officer of Republic Services, Inc. “Republic consistently generates substantial amounts of free cash and we anticipate using these funds to create additional value for Republic’s shareholders by continuing to acquire businesses when it makes economic sense to do so and by continuing our share repurchase program.”

Since 2000, Republic Services has repurchased approximately 16.6 million shares of company stock for approximately $288 million ($50 million in 2000, $100 million in 2001 and $138 million through September 30, 2002). The Company expects to fund its stock repurchase programs from free cash flow. The Company also reaffirms its commitment to maintaining its investment grade rating.

Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.

Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied, in or by such forward-looking statements. Such factors include, among other things, whether the Company’s estimates and assumptions concerning its selected balance sheet accounts, closure and post-closure costs, available airspace, and projected costs and expenses related to the Company’s landfills and property, plant, equipment, labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry; the Company’s ability to manage growth; compliance with, and future changes in, environmental regulations; the Company’s ability to obtain approval from regulatory agencies in connection with expansions at the Company’s landfills; the ability to obtain financing on acceptable terms to finance the Company’s operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; dependence on acquisitions for growth; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company’s dependence on key personnel; general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection contracts; risks associated with undisclosed liabilities of acquired businesses; and other factors contained in the Company’s filings with the Securities and Exchange Commission.

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